Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Markel Group Inc.'s Registration Statements on Form S-8 (No. 333-283268), related to the Costa Farms, LLC 401(k) Plan (the Plan), of our report dated June 26, 2025, with respect to the financial statements and supplemental schedules of the Plan, included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Asheville, North Carolina
June 26, 2025